Execution Version

PANDORA MEDIA, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES A CONVERTIBLE PREFERRED STOCK
PURSUANT TO SECTION 151 OF THE
DELAWARE GENERAL CORPORATION LAW
The undersigned, Steve Bené, does hereby certify that:

1.	He is the General Counsel and Corporate Secretary of Pandora Media, Inc., a Delaware corporation (the “Company”).

2.	The Company is authorized to issue 10,000,000 shares of preferred stock, none of which have been issued.

3.	The following resolutions were duly adopted by the board of directors of the Company (the “Board”):
WHEREAS, the certificate of incorporation of the Company (the “Charter”) provides for a class of its authorized stock known as Preferred Stock, consisting of 10,000,000 shares, $0.0001 par value per share (“Preferred Stock”), issuable from time to time in one or more series;
WHEREAS, the Board is authorized, without further stockholder approval, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof; and
WHEREAS, it is the desire of the Board, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the Preferred Stock, which shall consist of 480,000 shares of the Preferred Stock that the Company has the authority to issue as Series A Convertible Preferred Stock, as follows:
NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issuance of a series of Preferred Stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of Preferred Stock as follows:
SECTION 1.    Classification and Number of Shares. The shares of such series of Preferred Stock shall be classified as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”). The number of authorized shares constituting the Series A Preferred Stock shall be 480,000. That number from time to time may be increased or decreased (but not below the number of shares of Series A Preferred Stock then outstanding) by (a) further resolution duly adopted by the Board, or any duly authorized committee thereof, and (b) the filing of an amendment to this Certificate of Designations pursuant to the provisions of the DGCL stating that such increase or decrease, as applicable, has been so authorized. The Company shall not have the authority to issue fractional shares of Series A Preferred Stock.
SECTION 2.    Ranking. The Series A Preferred Stock will rank, with respect to dividend rights, redemption rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company:
(a)    on a parity basis with each other class or series of Capital Stock of the Company now existing or hereafter authorized, classified or reclassified, the terms of which expressly provide that such class or series ranks on a parity basis with the Series A Preferred Stock as to dividend rights, redemption rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (such Capital Stock, “Parity Stock”);
(b)    junior to each other class or series of Capital Stock of the Company now existing or hereafter authorized, classified or reclassified, the terms of which expressly provide that such class or series ranks senior to the Series A Preferred Stock as to dividend rights, redemption rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (such Capital Stock, “Senior Stock”); and
(c)    senior to the Common Stock and each other class or series of Capital Stock of the Company now existing or hereafter authorized, classified or reclassified, the terms of which do not expressly provide that such class or series ranks on a parity basis with or senior to the Series A Preferred Stock as to dividend rights, redemption rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (such Capital Stock, “Junior Stock”).
SECTION 3.    Definitions. As used herein with respect to Series A Preferred Stock:
“19.99% Threshold” has the meaning set forth in Section 6(a).
“50% Beneficial Ownership Test” means that the Purchaser and its Permitted Transferees continue to beneficially own at all times shares of Series A Preferred Stock and/or shares of Common Stock that were issued upon conversion of shares of Series A Preferred Stock that represent in the aggregate and on an as converted basis, at least 50% of the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock purchased by the Purchaser under the Investment Agreement at the Initial Closing and, following the Additional Closing, purchased by the Purchaser under the Investment Agreement at the Additional Closing.
“75% Beneficial Ownership Test” means that the Purchaser and its Permitted Transferees continue to beneficially own at all times shares of Series A Preferred Stock and/or shares of Common Stock that were issued upon conversion of shares of Series A Preferred Stock that represent in the aggregate and on an as converted basis, at least 75% of the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock purchased by the Purchaser under the Investment Agreement at the Initial Closing and, following the Additional Closing, purchased by the Purchaser under the Investment Agreement at the Additional Closing.
“Accrued Amount” means the sum of the Liquidation Preference and the Accrued Dividends with respect to a share of Series A Preferred Stock as of the applicable Conversion Date or other applicable date of determination hereunder.
“Accrued Dividend Record Date” has the meaning set forth in Section 4(d).
“Accrued Dividends” means, as of any date, with respect to any share of Series A Preferred Stock, all Dividends that have accrued on such share pursuant to Section 4(b), whether or not declared, but that have not, as of such date, been paid in cash.
“Additional Closing” has the meaning set forth in the Investment Agreement.
“Additional Issuance Date” mean the date of the Additional Closing under the Investment Agreement.
“Adjusted Conversion Rate” means, for each share of Series A Preferred Stock, the sum of (i) the Conversion Rate plus (ii) the quotient obtained by dividing the Accrued Dividends with respect to such share of Series A Preferred Stock by the Conversion Price.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided, however, that (i) the Company and its Subsidiaries shall not be deemed to be Affiliates of the Purchaser or any of its Affiliates and (ii) none of the Specified Persons will be treated as an Affiliate of Purchaser or any of its Subsidiaries or any of their respective Affiliates for any purpose hereunder. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.
“as converted basis” means (i) with respect to the outstanding shares of Common Stock as of any date, all outstanding shares of Common Stock calculated on a basis in which all shares of Common Stock issuable upon conversion of the outstanding shares of Series A Preferred Stock (at the Conversion Rate in effect on such date) are assumed to be outstanding as of such date and (ii) with respect to any outstanding shares of Series A Preferred Stock as of any date, the number of shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock on such date (at the Conversion Rate in effect on such date).
“Base Amount” means, with respect to any share of Series A Preferred Stock, as of any date of determination, the sum of (a) the Liquidation Preference and (b) the Base Amount Accrued Dividends with respect to such share as of such date.
“Base Amount Accrued Dividends” means, with respect to any share of Series A Preferred Stock, as of any date of determination, (a) if a Dividend Payment Date has occurred since the issuance of such share, the Accrued Dividends with respect to such share as of the Dividend Payment Date immediately preceding such date of determination (taking into account the payment of Dividends in cash, if any, on or prior to such Dividend Payment Date) or (b) if no Dividend Payment Date has occurred since the issuance of such share, zero.
Any Person shall be deemed to “beneficially own”, to have “beneficial ownership” of, or to be “beneficially owning” any securities (which securities shall also be deemed “beneficially owned” by such Person) that such Person is deemed to “beneficially own” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act; provided that any Person shall be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable within sixty (60) days or thereafter (including assuming conversion of all Series A Preferred Stock, if any, owned by such Person to Common Stock).
“Board” has the meaning set forth in the recitals above.
“Business Day” means any day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by law, regulation or executive order to be closed.
“Bylaws” means the Amended and Restated Bylaws of the Company, as amended and as may be amended from time to time.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP, and the final maturity of such obligations shall be the date of the last payment of such or any other amounts due under such lease (or other arrangement) prior to the first date on which such lease (or other arrangement) may be terminated by the lessee without payment of a premium or a penalty.
“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of such Person and such Subsidiaries.
“Capital Stock” means, with respect to any Person, any and all shares of, interests in, rights to purchase, warrants to purchase, options for, participations in or other equivalents of or interests in (however designated) stock issued by such Person.
“Cash Settlement” means settlement of a conversion or redemption of a share of Series A Preferred Stock solely for cash.
“Certificate of Designations” means this Certificate of Designations of Rights, Preferences and Limitations of the Series A Preferred Stock.

“Change of Control” means the occurrence of one of the following:
(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) (other than Purchaser and/or any of its Affiliates), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority of the total voting power of the Voting Stock of the Company, other than as a result of a transaction in which (i) the holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction are substantially the same as the holders of securities that represent a majority of the Voting Stock of the surviving Person or its Parent Entity immediately after such transaction and (ii) the holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction own directly or indirectly Voting Stock of the surviving Person or its Parent Entity in substantially the same proportion to each other as immediately prior to such transaction;
(b)    the merger or consolidation of the Company with or into another Person (other than Purchaser and/or any of its Affiliates) or the merger of another Person (other than Purchaser and/or any of its Affiliates) with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person (other than Purchaser and/or any of its Affiliates), other than (i) in the case of a merger or consolidation transaction, a transaction following which holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction, or (ii) in the case of a sale of all or substantially all of the assets of the Company, to a Subsidiary or a Person that becomes a Subsidiary of the Company; or
(c)    the occurrence of any “change in control” or “fundamental change” (or any similar event, however denominated) with respect to the Company under and as defined in any indenture, credit agreement or other agreement or instrument evidencing, governing the rights of the holders or otherwise relating to any indebtedness for borrowed money of the Company in an aggregate principal amount of $2,000,000 or more or any other series of preferred equity interests; provided that none of the foregoing in this clause (c) shall constitute a Change of Control if the Purchaser and/or any of its Affiliates are involved therewith.
“Charter” has the meaning set forth in the recitals above.
“close of business” means 5:00 p.m. (New York City time).
“Closing Price” of the Common Stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price, of the shares of the Common Stock on the NYSE on such date. If the Common Stock is not traded on the NYSE on any date of determination, the Closing Price of the Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal United States securities exchange or automated quotation system on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal United

States securities exchange or automated quotation system on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a United States securities exchange or automated quotation system, the last quoted bid price for the Common Stock in the over-the-counter market as reported by OTC Markets Group Inc. or any similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined by an Independent Financial Advisor retained by the Company for such purpose.
“Combination Settlement” means settlement of a conversion or redemption of a share of Series A Preferred Stock for a combination of cash and shares of Common Stock, together with cash, if applicable, in lieu of delivering any fractional share of Common Stock in accordance with Section 12(h).
“Common Stock” means the common stock, par value $0.0001 per share, of the Company.
“Company” has the meaning set forth in the recitals above.
“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus

(a)    without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of:
(i)    consolidated interest expense for such period (including imputed interest expense in respect of Capital Lease Obligations),

(ii)    consolidated income tax expense for such period,

(iii)    all amounts attributable to depreciation for such period and amortization of intangible assets and capitalized assets for such period,

(iv)    any noncash charges for such period (excluding any additions to bad debt reserves or bad debt expense and any noncash charge to the extent it represents an accrual of or a reserve for cash expenditures in any future period),

(v)    any losses attributable to early extinguishment of Indebtedness or obligations under any Hedging Agreement,

(vi)    any unrealized losses for such period attributable to the application of “mark to market” accounting in respect of Hedging Agreements, and

(vii)    the cumulative effect of a change in accounting principles; and minus

(b)    without duplication and to the extent included in determining such Consolidated Net Income:

(i)    any extraordinary gains for such period, all determined on a consolidated basis in accordance with GAAP,
(ii)    noncash items of income for such period (excluding any noncash items of income (A) in respect of which cash was received in a prior period or will be received in a future period or (B) that represents the reversal of any accrual made in a prior period for anticipated cash charges, but only to the extent such accrual reduced Consolidated EBITDA for such prior period),
(iii)    any gains attributable to the early extinguishment of indebtedness or obligations under any Hedging Agreement,
(iv)    any unrealized gains for such period attributable to the application of “mark to market” accounting in respect of Hedging Agreements, and
(v)    the cumulative effect of a change in accounting principles; and minus
(a)    Capitalized Software Expenditures;
provided that Consolidated EBITDA shall be calculated so as to exclude the effect of any gain or loss that represents after-tax gains or losses attributable to any sale, transfer or other disposition, other than dispositions of inventory and other dispositions in the ordinary course of business. In the event that any Subsidiary shall not be a wholly owned Subsidiary, all amounts added back in computing Consolidated EBITDA for any period pursuant to clause (a) above, and all amounts subtracted in computing Consolidated EBITDA pursuant to clause (b) above, to the extent such amounts are, in the reasonable judgment of a financial officer of the Company, attributable to such Subsidiary, shall be reduced by the portion thereof that is attributable to the noncontrolling interest in such Subsidiary.

“Consolidated Funded Indebtedness” means at any time the aggregate US Dollar amount of indebtedness for borrowed money of the Company and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, but excluding all Capital Lease Obligations of the Company and its Subsidiaries.
“Consolidated Net Income” means, for any period, the net income or loss of a Person and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (for the avoidance of doubt, in the case of any Subsidiary that is not a wholly owned Subsidiary, to the extent such net income or loss is attributed to the interest therein of the Person and its wholly owned Subsidiaries).

“Constituent Person” has the meaning set forth in Section 13(a)(iii).

“Conversion Agent” means the Transfer Agent acting in its capacity as conversion agent for the Series A Preferred Stock, and its successors and assigns.
“Conversion Date” means with respect to conversion of any shares of Series A Preferred Stock pursuant to Section 6, the date on which the Holder complies with the procedures in Section 7(c) (including the satisfaction of any conditions to conversion set forth in the Conversion Notice).
“Conversion Notice” has the meaning set forth in Section 7(c)(i).
“Conversion Price” means a dollar amount equal to $1,000 divided by the Conversion Rate.
“Conversion Rate” means, for each share of Series A Preferred Stock, 95.2381 shares of Common Stock, subject to adjustment as set forth herein.
“Conversion Right” has the meaning set forth in Section 6(a).
“Covered Repurchase” has the meaning set forth in Section 12(a)(iii).
“Credit Agreement” has the meaning set forth in the Investment Agreement.
“Current Market Price” per share of Common Stock, as of any date of determination, means the arithmetic average of the VWAP per share of Common Stock for each of the ten (10) consecutive full Trading Days ending on the Trading Day immediately preceding such day, adjusted to take into account the occurrence during such period of any event described in Section 12.
“Daily Conversion Value” means, for each share of Series A Preferred Stock converted or redeemed, as the case may be, for each of the forty (40) consecutive Trading Days during the Observation Period, one-fortieth (1/40) of the product of (a) the Adjusted Conversion Rate on such Trading Day and (b) the Daily VWAP for such Trading Day.
 “Daily Measurement Value” means, for each share of Series A Preferred Stock, the Specified Dollar Amount (if any), divided by forty (40).
 “Daily Settlement Amount”, for each of the forty (40) consecutive Trading Days during the Observation Period, shall consist of:
(a)    cash in an amount equal to the lesser of (i) the Daily Measurement Value and (ii) the Daily Conversion Value on such Trading Day; and
(b)    if the Daily Conversion Value on such Trading Day exceeds the Daily Measurement Value, a number of shares of Common Stock equal to (i) the difference between the Daily Conversion Value and the Daily Measurement Value, divided by (ii) the Daily VWAP for such Trading Day.

 “Daily VWAP” means, for each of the 40 consecutive Trading Days during the relevant Observation Period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “P <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of the Common Stock on such Trading Day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Company). The “Daily VWAP” shall be determined without regard to after-hours trading or any trading outside of the regular trading session hours.
“DGCL” means the Delaware General Corporation Law, as amended.
“Distributed Property” has the meaning set forth in Section 12(a)(iv).
“Distribution Transaction” means any transaction by which a Subsidiary of the Company ceases to be a Subsidiary of the Company by reason of the distribution of such Subsidiary’s equity securities to holders of Common Stock, whether by means of a spin-off, split-off, redemption, reclassification, exchange, stock dividend, share distribution, rights offering or similar transaction.
“Dividends” has the meaning set forth in Section 4(a).
“Dividend Payment Date” means March 31, June 30, September 30 and December 31 of each year, commencing on the later of (i) June 30, 2017 and (ii) the first such date to occur following the Initial Issuance Date (the “Initial Dividend Payment Date”); provided that if any such Dividend Payment Date is not a Business Day, then the applicable Dividend shall be payable on the next Business Day immediately following such Dividend Payment Date, without any interest.
“Dividend Payment Period” means, (a) (i) with respect Series A Preferred Stock issued on the Initial Issuance Date, the period from and including the Initial Issuance Date to but excluding the Initial Dividend Payment Date and (ii) with respect to Series A Preferred Stock issued on the Additional Issuance Date, the period from and including the Additional Issuance Date to but excluding the next occurring Dividend Payment Date, and (b) thereafter, the period from and including any Dividend Payment Date to but excluding the next Dividend Payment Date.
“Dividend Rate” means 6.0% per annum.
“Dividend Record Date” has the meaning set forth in Section 4(d).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exchange Property” has the meaning set forth in Section 13(a)(iii).
“Expiration Date” has the meaning set forth in Section 12(a)(iii).

“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as reasonably determined in good faith by a majority of the Board, or an authorized committee thereof, (i) after consultation with an Independent Financial Advisor, as to any security or other property with a Fair Market Value of less than $25,000,000, or (ii) otherwise using an Independent Financial Advisor to provide a valuation opinion.
“Fall-Away of Purchaser Board Rights” means the first day on which the 50% Beneficial Ownership Test is not satisfied.
“GAAP” means generally accepted accounting principles in the United States, consistently applied.
“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, prices of equity or debt securities or instruments, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or any similar transaction or combination of the foregoing transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or its Subsidiaries shall be a Hedging Agreement.
“Holder” means a Person in whose name the shares of the Series A Preferred Stock are registered, which Person shall be treated by the Company, Transfer Agent, Registrar, paying agent and Conversion Agent as the absolute owner of the shares of Series A Preferred Stock for the purpose of making payment and settling conversions and for all other purposes; provided that, to the fullest extent permitted by law, no Person that has received shares of Series A Preferred Stock in violation of the Investment Agreement or this Certificate of Designations shall be a Holder, the Transfer Agent, Registrar, paying agent and Conversion Agent, as applicable, shall not, unless directed otherwise by the Company, recognize any such Person as a Holder and the Person in whose name the shares of the Series A Preferred Stock were registered immediately prior to such transfer shall remain the Holder of such shares.
“HSR Act” has the meaning set forth in the Investment Agreement.
“Implied Quarterly Dividend Amount” means, with respect to any share of Series A Preferred Stock, as of any date, the product of (a) the Base Amount of such share on the first day of the applicable Dividend Payment Period (or in the case of the first Dividend Payment Period for such share, as of the Issuance Date of such share) multiplied by (b) one fourth of the Dividend Rate applicable on such date.
“Indebtedness” means (a) all obligations of the Company or any of its Subsidiaries for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of the Company or any of its Subsidiaries evidenced by bonds, debentures, notes or similar instruments, (c) all letters of credit and letters of guaranty in respect of which the Company or any of its Subsidiaries is an account party, (d) all securitization or similar facilities of the Company or any of its Subsidiaries and (e) all guarantees by the Company or any of its Subsidiaries of any of the foregoing.
“Indebtedness Agreement” means any agreement, document or instrument governing or evidencing any Indebtedness of the Company or its Subsidiaries.
“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing selected by the Company.
“Initial Closing” has the meaning set forth in the Investment Agreement.
“Initial Issuance Date” mean the date of the Initial Closing under the Investment Agreement.
    “Investment Agreement” means that certain Investment Agreement dated as of June 9, 2017, between the Company and the Purchaser, as amended from time to time.
“Issuance Date” means, with respect to any share of Series A Preferred Stock, the date of issuance of such share.
“Junior Stock” has the meaning set forth in Section 2(c).
“Liquidation Preference” means, with respect to any share of Series A Preferred Stock, as of any date, $1,000 per share.
“Mandatory Redemption Date” means (i) if the Additional Closing occurs, the date that is the fifth anniversary of the Additional Issuance Date and (ii) if the Additional Closing does not occur, the date that is the fifth anniversary of the Initial Issuance Date.
“Market Disruption Event” means any suspension of, or limitation imposed on, trading of the Common Stock by any exchange or quotation system on which the Closing Price is determined pursuant to the definition of the term “Closing Price” (the “Relevant Exchange”) during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange (or for purposes of determining the VWAP per share of Common Stock, any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day) and whether by reason of movements in price exceeding limits permitted by the Relevant Exchange as to securities generally, or otherwise relating to the Common Stock or options contracts relating to the Common Stock on the Relevant Exchange.
“Notice of Optional Redemption” has the meaning set forth in Section 10(b).
“Notice of Redemption” has the meaning set forth in Section 9(b)(i).
“NYSE” means the New York Stock Exchange.
“Observation Period” with respect to any share of Series A Preferred Stock surrendered for conversion or redemption, means the 40 consecutive Trading Day period beginning on, and including, the second Trading Day immediately succeeding the Conversion Date or the Redemption Date, as applicable.
         “Officer’s Certificate” means a certificate signed by the Chief Executive Officer, the Chief Financial Officer or the Secretary of the Company.

“open of trading” means 9:00 a.m. (New York City time).
“Optional Redemption Date” means (i) if the Additional Closing occurs, the date that is the third anniversary of the Additional Issuance Date and (ii) if the Additional Closing does not occur, the date that is the third anniversary of the Initial Issuance Date.
“Parent Entity” means, with respect to any Person, any other Person of which such first Person is a direct or indirect wholly owned Subsidiary.
“Parity Stock” has the meaning set forth in Section 2(a).
“Permitted Transferee” means, with respect to any Person, (i) any Affiliate of such Person, (ii) any successor entity of such Person, and (iii)  any transferee consented to in writing by the Company.
“Person” means any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or any other entity.
“Physical Settlement” means settlement of a conversion or redemption of a share of Series A Preferred Stock solely for shares of Common Stock, together with cash, if applicable, in lieu of delivering any fractional share of Common Stock in accordance with Section 12(h).
“Preferred Stock” has the meaning set forth in the recitals above.
“Purchaser” has the meaning set forth in the Investment Agreement.
“Purchaser Designees” means the individuals designated in writing by the Purchaser for election to the Board pursuant to Section 5.10 of the Investment Agreement.
“Purchaser Parties” means the Purchaser and each Permitted Transferee of the Purchaser to whom shares of Series A Preferred Stock or Common Stock are transferred pursuant to Section 5.08(b)(i) of the Investment Agreement.
“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of the Common Stock have the right to receive any cash, securities or other property or in which the Common Stock is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board or by statute, contract or otherwise).

“Redemption Date” means with respect to the redemption of shares of Series A Preferred Stock pursuant to this Certificate of Designation, the date on which the applicable redemption consideration for the shares of Series A Preferred Stock redeemed is paid or delivered.
“Redemption Price” has the meaning set forth in Section 9(a).
“Redemption Right” has the meaning set forth in Section 9(a).
“Registrar” means the Transfer Agent acting in its capacity as registrar for the Series A Preferred Stock, and its successors and assigns.
“Relevant Exchange” has the meaning set forth in the definition of the term “Market Disruption Event”.
“Reorganization Event” has the meaning set forth in Section 13(a)(iii).
“Required Cash Settlement Amount” has the meaning set forth in Section 11(c).
“Regulatory Approval” means the receipt of approvals and authorizations, or expiration or termination of any applicable waiting period, under the HSR Act.
“Satisfaction of the Indebtedness Obligations” means, in connection with any Change of Control, (i) the payment in full in cash of all principal, interest, fees and all other amounts due or payable in respect of any Indebtedness of the Company or any of its Subsidiaries (including in respect of any penalty or premium) that is required to be prepaid, repaid, redeemed, repurchased or otherwise retired as a result of or in connection with such Change of Control or in order for the Series A Preferred Stock not to constitute or be deemed as “indebtedness”, “disqualified stock”, “disqualified capital stock”, “disqualified equity interests”, or similar instruments, however denominated, under the terms of any Indebtedness Agreement, (ii) the cancellation or termination, or if permitted by the terms of such Indebtedness, cash collateralization, of any letters of credit or letters of guaranty that are required to be cancelled or terminated or cash collateralized as a result of or in connection with such Change of Control or in order for the Series A Preferred Stock not to constitute or be deemed as “indebtedness”, “disqualified stock”, “disqualified capital stock”, “disqualified equity interests”, or similar instruments, however denominated, under the terms of any Indebtedness Agreement, (iii) compliance with any requirement to effect an offer to purchase any bonds, debentures, notes or other instruments of Indebtedness as a result of or in connection with such Change of Control or in order for the Series A Preferred Stock not to constitute or be deemed as “indebtedness”, “disqualified stock”, “disqualified capital stock”, “disqualified equity interests”, or similar instruments, however denominated, under the terms of any Indebtedness Agreement, and the purchase of any such instruments tendered in such offer and the payment in full of any other amounts due or payable in connection with such purchase and (iv) the termination of any lending commitments required to be terminated as a result of or in connection with such Change of Control or in order for the Series A Preferred Stock not to constitute or be deemed as “indebtedness”, “disqualified stock”, “disqualified capital stock”, “disqualified equity interests”, or similar instruments, however denominated, under the terms of any Indebtedness Agreement.

“Senior Stock” has the meaning set forth in Section 2(b).
“Series A Change of Control Redemption Price” means, with respect to each share of Series A Preferred Stock then outstanding, the Accrued Amount through and including the fifth anniversary of the Initial Issuance Date (assuming, for purposes of this definition, such share of Series A Preferred Stock remained outstanding through the fifth anniversary of the Initial Issuance Date).
“Series A Preferred Stock” has the meaning set forth in Section 1.
“Settlement Amount” has the meaning set forth in Section 7(a)(ii).
“Settlement Method” means, with respect to any conversion or redemption, as the case may be, of shares of Series A Preferred Stock, Physical Settlement, Cash Settlement or Combination Settlement, as elected (or deemed to have been elected) by the Company.
“Settlement Notice” has the meaning set forth in Section 7(a)(i).
“Shareholder Approval” means all approvals, if any, of the shareholders of the Company required for the removal of the 19.99% Threshold in compliance with the Rule 312.03 of the NYSE Listed Company Manual or any successor rule.
“Significant Subsidiary” means a Subsidiary of the Company that meets the definition of “significant subsidiary” in Article 1, Rule 1-02 of Regulation S-X under the Exchange Act.
“Specified Contract Terms” means the covenants, terms and provisions of any indenture, credit agreement or any other agreement, document or instrument evidencing, governing the rights of the holders of or otherwise relating to any Indebtedness of the Company or any of its Subsidiaries.
“Specified Dollar Amount” means the maximum cash amount per share of Series A Preferred Stock to be received upon conversion or redemption, as the case may be, as specified (or deemed specified pursuant to this Certificate of Designations) in the Settlement Notice related to any converted or redeemed shares of Series A Preferred Stock.
“Specified Persons” has the meaning set forth in the Investment Agreement.
“Subsidiary”, when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which (i) securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) or (ii) sufficient voting rights to elect at least a majority of the board of directors or other governing body are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Trading Day” means a Business Day on which the Relevant Exchange is scheduled to be open for business and on which there has not occurred a Market Disruption Event.
“Transfer” has the meaning set forth in the Investment Agreement.
“Transfer Agent” means the Person acting as Transfer Agent, Registrar and paying agent and Conversion Agent for the Series A Preferred Stock, and its successors and assigns. The Transfer Agent initially shall be Computershare, Inc.
“Trigger Event” has the meaning set forth in Section 12(a)(vii).
“Voting Stock” means (i) with respect to the Company, the Common Stock, the Series A Preferred Stock and any other Capital Stock of the Company having the right to vote generally in any election of directors of the Board and (ii) with respect to any other Person, all Capital Stock of such Person having the right to vote generally in any election of directors of the board of directors of such Person or other similar governing body.
“VWAP” per share of Common Stock on any Trading Day means the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the Company) page “P <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of Common Stock on such Trading Day determined, using a volume-weighted average method, by an Independent Financial Advisor retained for such purpose by the Company). The “VWAP” shall be determined without regard to after-hours trading or any trading outside of the regular trading session hours.
SECTION 4.    Dividends.
(a)    Payment of Dividends. Holders shall be entitled to receive dividends of the type and in the amount determined as set forth in this Section 4 (such dividends, “Dividends”).
(b)    Accrual of Dividends. Dividends on each share of Series A Preferred Stock (i) shall accrue on a daily basis from and including the Issuance Date of such share, whether or not declared and whether or not the Company has assets legally available to make payment thereof, at a rate equal to the Dividend Rate as further specified below and (ii) shall be payable quarterly in arrears, if, as and when authorized by the Board, or any duly authorized committee thereof, and declared by the Company, to the extent not prohibited by law, on each Dividend Payment Date, commencing on the first Dividend Payment Date following the Issuance Date of such share. The amount of Dividends accruing with respect to any share of Series A Preferred Stock for any day shall be determined by dividing (x) the Implied Quarterly Dividend Amount as of such day by (y) the actual number of days in the Dividend Payment Period in which such day falls; provided that if during any Dividend Payment Period, any Accrued Dividends in respect of one or more prior Dividend Payment Periods are paid, then after the date of such payment the amount of Dividends accruing with respect to any share of Series A Preferred Stock for any day shall be determined by dividing (x) the Implied Quarterly Dividend Amount (recalculated to take into account such payment of Accrued Dividends) by (y) the actual number of days in such Dividend Payment Period. The amount of Dividends payable with respect to any share of Series A Preferred Stock for any Dividend Payment Period shall equal the sum of the daily Dividend amounts accrued in accordance with the prior sentence of this Section 4(b) with respect to such share during such Dividend Payment Period.
(c)    Arrearages. If the Company fails to declare and pay in cash a full Dividend on the Series A Preferred Stock on any Dividend Payment Date, then any Dividends otherwise payable on such Dividend Payment Date on the Series A Preferred Stock shall be deemed to have accrued during the applicable Dividend Payment Period at the Dividend Rate and shall continue to accrue and cumulate at the Dividend Rate, payable quarterly in arrears on each Dividend Payment Date, through but not including the day upon which the Company pays in cash in accordance with Section 4(b) all Dividends on which the Series A Preferred Stock that are then in arrears or until the conversion or redemption of the applicable shares of Series A Preferred Stock.
(d)    Record Date. The record date for payment of Dividends that are declared and paid on any relevant Dividend Payment Date will be the close of business on the fifteenth (15th) day of the calendar month that contains the relevant Dividend Payment Date (each, a “Dividend Record Date”), and the record date for payment of any Accrued Dividends that were not declared and paid in cash on any relevant Dividend Payment Date will be the close of business on the date that is established by the Board, or a duly authorized committee thereof, as such, which will not be more than ten (10) days prior to the date on which such Dividends are paid (each, an “Accrued Dividend Record Date”), in each case whether or not such day is a Business Day.
(e)    Priority of Dividends. So long as any shares of Series A Preferred Stock remain outstanding, unless full dividends on all outstanding shares of Series A Preferred Stock have been declared and paid in cash, including any accrued and unpaid dividends on the Series A Preferred Stock that are then in arrears, or have been or contemporaneously are declared and a sum sufficient for the payment of those dividends has been or is set aside for the benefit of the Holders, the Company may not declare any dividend on, or make any distributions relating to, Junior Stock or Parity Stock, or redeem, purchase, acquire (either directly or through any Subsidiary) or make a liquidation payment relating to, any Junior Stock or Parity Stock, other than:
(i)    purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of current or former employees, officers, directors or consultants;
(ii)    purchases of Junior Stock through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock;
(iii)    as a result of an exchange or conversion of any class or series of Parity Stock or Junior Stock for any other class or series of Parity Stock (in the case of Parity Stock) or Junior Stock (in the case of Parity Stock or Junior Stock);

(iv)    purchases of fractional interests in shares of Parity Stock or Junior Stock pursuant to the conversion or exchange provisions of such Parity Stock or Junior Stock or the security being converted or exchanged;
(v)    payment of any dividends in respect of Junior Stock where the dividend is in the form of the same stock or rights to purchase the same stock as that on which the dividend is being paid;
(vi)    distributions of Junior Stock or rights to purchase Junior Stock; or
(vii)    any dividend in connection with the implementation of a shareholders’ rights or similar plan, or the redemption or repurchase of any rights under such.
Subject to the provisions of this Section 4, dividends may be authorized by the Board, or any duly authorized committee thereof, and declared and paid by the Company, or any duly authorized committee thereof, on any Junior Stock and Parity Stock from time to time and the Holders will not be entitled to participate in those dividends (other than pursuant to the adjustments otherwise provided under Section 12(a) or Section 13(a), as applicable).
(f)    Conversion or Redemption Following a Record Date. If the Conversion Date or Redemption Date for any shares of Series A Preferred Stock is prior to the close of business on a Dividend Record Date or an Accrued Dividend Record Date, the Holder of such shares will not be entitled to any dividend in respect of such Dividend Record Date or Accrued Dividend Record Date, as applicable, other than through the inclusion of Accrued Dividends as of the Conversion Date or Redemption Date in the calculations made under Section 7 through Section 11.
SECTION 5.    Liquidation Rights.
(a)    Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the Holders shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Company may be made to or set aside for the holders of any Junior Stock, and subject to the rights of the holders of any Senior Stock or Parity Stock and the rights of the Company’s existing and future creditors, to receive in full a liquidating distribution in cash and in the amount per share of Series A Preferred Stock equal to the greater of (i) the sum of (A) the Liquidation Preference plus (B) the Accrued Dividends with respect to such share of Series A Preferred Stock as of the date of such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company and (ii) the amount such Holders would have received had such Holders, immediately prior to such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, converted such shares of Series A Preferred Stock into Common Stock pursuant to Section 6 (disregarding the 19.99% Threshold). Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company other than what is expressly provided for in this Section 5 and will have no right or claim to any of the Company’s remaining assets.

(b)    Partial Payment. If in connection with any distribution described in Section 5(a) above, the assets of the Company or proceeds therefrom are not sufficient to pay in full the aggregate liquidating distributions required to be paid pursuant to Section 5(a) to all Holders and the liquidating distributions payable to all holders of any Parity Stock, the amounts distributed to the Holders and to the holders of all such Parity Stock shall be paid pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled if all amounts payable thereon were paid in full.
(c)    Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company shall not be deemed a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, nor shall the merger, consolidation, statutory exchange or any other business combination transaction of the Company into or with any other Person or the merger, consolidation, statutory exchange or any other business combination transaction of any other Person into or with the Company be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.
SECTION 6.    Right of the Holders to Convert.
(a)    Conversion. From and after the earlier of (i) the Additional Closing or (ii) if the Investment Agreement is terminated prior to the Additional Closing, the date of such termination, each Holder shall have the right, at such Holder’s option at any time, subject to the conversion procedures set forth in Section 7, to convert each share of such Holder’s Series A Preferred Stock and the Accrued Dividends with respect to such share of Series A Preferred Stock at the Conversion Price as of the applicable Conversion Date (the “Conversion Right”). The Conversion Right may be exercised as to all or any portion of such Holder’s Series A Preferred Stock from time to time after the earlier of (i) the Additional Closing or (ii) if the Investment Agreement is terminated prior to the Additional Closing, the date of such termination; provided that, in each case, the Conversion Right may not be exercised by a Holder in respect of fewer than 25,000 shares of Series A Preferred Stock (unless such conversion relates to all shares of Series A Preferred Stock held by such Holder); provided, further, that prior to the receipt of Shareholder Approval, Series A Preferred Stock and Accrued Dividends shall not be convertible pursuant to this Section 6 (assuming the Company elects Physical Settlement or Combination Settlement) in the aggregate into more than 19.99% of the Company’s Common Stock outstanding on the Initial Issuance Date (subject to appropriate adjustment in the event of a stock split, stock dividend, distribution, combination or other similar recapitalization) (such limitation, the “19.99% Threshold”). Notwithstanding the foregoing, a Holder may not convert shares of Series A Preferred Stock if such conversion would require Regulatory Approval and such Regulatory Approval has not been obtained.
(b)    Reservation of Shares. The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of the Series A Preferred Stock, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series A Preferred Stock then outstanding. Any shares of Common Stock issued upon conversion of Series A Preferred Stock shall be duly authorized, validly issued, fully paid and nonassessable.
(c)    Shareholder Approval. If the Series A Preferred Stock would at any time be convertible into a number of shares of Common Stock exceeding the 19.99% Threshold but for the last proviso of the second to last sentence of Section 6(a), the Company shall, upon the written request of Holders holding a majority of the outstanding Series A Preferred Stock, hold a meeting of its shareholders for the purpose of obtaining the Shareholder Approval within one hundred twenty (120) days following such request and use its commercially reasonable efforts to obtain the Shareholder Approval; provided that if the Shareholder Approval is not obtained at such meeting, upon the written request of Holders holding a majority of the outstanding Series A Preferred Stock, the Company shall use its commercially reasonable efforts to obtain the Shareholder Approval at any subsequent annual meeting of the Company’s shareholders until the Shareholder Approval is obtained.
SECTION 7.    Settlement Procedures; Conversion Procedures; Effect of Conversion.
(a)    Settlement Procedures. Upon conversion of any shares of Series A Preferred Stock pursuant to Section 6, the Company shall pay or deliver, as the case may be, to the converting Holder, in respect of the shares of Series A Preferred Stock and Accrued Dividends thereon converted, a Cash Settlement, a Physical Settlement or a Combination Settlement, at its election, as set forth in this Section 7(a).
(i)    If, in respect of any Conversion Date, the Company elects to deliver a notice (a “Settlement Notice”) of the relevant Settlement Method in respect of such Conversion Date, the Company, through the Conversion Agent, shall deliver such Settlement Notice to converting Holders, no later than the close of business on the second Trading Day immediately following the relevant Conversion Date.  If the Company does not elect a Settlement Method for a particular Conversion Date prior to the deadline set forth in the immediately preceding sentence, the Company shall no longer have the right to elect Cash Settlement or Combination Settlement with respect to such Conversion Date and the Company shall be deemed to have elected Physical Settlement in respect of the conversion.  Such Settlement Notice shall specify the relevant Settlement Method and, in the case of an election of Combination Settlement, the relevant Settlement Notice shall indicate the Specified Dollar Amount per share of Series A Preferred Stock.  If the Company delivers a Settlement Notice electing Combination Settlement in respect of its Conversion Right but does not indicate a Specified Dollar Amount per share of Series A Preferred Stock, the Specified Dollar Amount per share of Series A Preferred Stock shall be deemed to be $1,000.
(ii)    The cash, shares of Common Stock or combination of cash and shares of Common Stock in respect of any conversion of shares of Series A Preferred Stock (the “Settlement Amount”) shall be computed as follows:
(A)    if the Company elects (or is deemed to have elected) to settle the conversion by Physical Settlement, the Company shall deliver to the converting Holder in respect of each share of Series A Preferred Stock being converted or redeemed a number of shares of Common Stock equal to the quotient of the Accrued Amount divided by the Conversion Price in effect on the Conversion Date;

(B)         if the Company elects to settle the conversion by Cash Settlement, the Company shall pay to the converting Holder in respect of each share of Series A Preferred Stock being converted cash in an amount equal to the sum of the Daily Conversion Values for each of the 40 consecutive Trading Days during the related Observation Period; and

(C)        if the Company elects to settle the conversion by Combination Settlement, the Company shall pay or deliver, as the case may be, in respect of each share of Series A Preferred Stock being converted, a Settlement Amount equal to the sum of the Daily Settlement Amounts for each of the 40 consecutive Trading Days during the related Observation Period.

The Daily Settlement Amounts (if applicable) and the Daily Conversion Values (if applicable) shall be determined by the Company promptly following the last day of the Observation Period.  Promptly after such determination of the Daily Settlement Amounts or the Daily Conversion Values, as the case may be, and the amount of cash payable in lieu of delivering any fractional share of Common Stock, the Company shall notify the Conversion Agent of the Daily Settlement Amounts or the Daily Conversion Values, as the case may be, and the amount of cash payable in lieu of delivering fractional shares of Common Stock.  The Conversion Agent shall have no responsibility for any such determination.
(b)    Payment of Settlement. The Company shall pay or deliver, as the case may be, the Settlement Amount on the third Business Day immediately following the relevant Conversion Date, if the Company elects Physical Settlement, or on the third Business Day immediately following the last Trading Day of the relevant Observation Period, in the case of any other Settlement Method.  If any shares of Common Stock are due upon conversion, the Company shall issue or cause to be issued, the number of whole shares of Common Stock issuable upon conversion (and deliver payment of cash in lieu of fractional shares as set out in Section 12(h)) and, to the extent applicable, any cash, securities or other property issuable thereon. Such delivery of shares of Common Stock, securities or other property shall be made, at the option of the Company, in certificated form or by book-entry. Any such certificate or certificates shall be delivered by the Company to the appropriate Holder on a book-entry basis or by mailing certificates evidencing the shares to the Holders at their respective addresses as set forth in the Conversion Notice. If a Holder shall not by written notice designate the name in which shares of Common Stock (and payments of cash in lieu of fractional shares) and, to the extent applicable, cash, securities or other property to be delivered upon conversion of shares of Series A Preferred Stock should be registered or paid, or the manner in which such shares, cash, securities or other property should be delivered, the Company shall be entitled to register and deliver such shares, securities or other property, and make such payment, in the name of the Holder and in the manner shown on the records of the Company.
(c)    Conversion Procedure. A Holder must do each of the following in order to convert shares of Series A Preferred Stock pursuant to Section 6:

(i)    complete and manually sign the conversion notice provided by the Conversion Agent (the “Conversion Notice”), and deliver such notice to the Conversion Agent at the office of the Conversion Agent and state in writing therein the number of shares of Series A Preferred Stock to be converted and the name or names (with addresses) in which such Holder wishes the certificate or certificates for any shares of Common Stock to be delivered upon settlement of the Conversion Right to be registered; provided that a Conversion Notice may be conditional on the completion of a Change of Control or other corporate transaction;
(ii)    deliver to the Conversion Agent the certificate or certificates (if any) representing the shares of Series A Preferred Stock to be converted;
(iii)    if required, furnish appropriate endorsements and transfer documents; and
(iv)    if required, pay any stock transfer, documentary, stamp or similar taxes not payable by the Company pursuant to Section 18.
(d)    Effect of Conversion. Effective immediately prior to the close of business on the Conversion Date applicable to any shares of Series A Preferred Stock, Dividends shall no longer accrue or be declared on any such shares of Series A Preferred Stock, and such shares of Series A Preferred Stock shall cease to be outstanding.
(e)    Record Holder of Underlying Securities as of Conversion Date. The Person or Persons in whose name the shares of Common Stock (and, to the extent applicable, cash, securities or other property issuable upon conversion of Series A Preferred Stock) shall be issued upon conversion shall be treated as a stockholder of record as of the close of business on the relevant Conversion Date (if the Company elects to satisfy the related Conversion Right by Physical Settlement) or the last Trading Day of the relevant Observation Period (if the Company elects to satisfy the related Conversion Right by Combination Settlement), as the case may be.
(f)    Status of Converted Shares. Shares of Series A Preferred Stock converted in accordance with this Certificate of Designations, shall return to the status of and constitute authorized but unissued shares of Preferred Stock, without classification as to series until such shares are once more classified as a particular series by the Board pursuant to the provisions of the Charter.
(g)    Partial Conversion. In case any certificate for shares of Series A Preferred Stock shall be surrendered for partial conversion, the Company shall execute and deliver to or upon the written order of the Holder of the certificate so surrendered a new certificate for the shares of Series A Preferred Stock not converted.
SECTION 8.    Redemption Upon Change of Control.
(a)    Mandatory Redemption; Change of Control Redemption Price. Subject to Section 8(d), upon the occurrence of a Change of Control, the Company shall be required to redeem the outstanding shares of Series A Preferred Stock at a redemption price per share of Series A

Preferred Stock, payable in cash (in the case of clause (i)) or the applicable consideration (in the case of clause (ii)), equal to the greater of (i) the Series A Change of Control Redemption Price of such share of Series A Preferred Stock and (ii) the amount of cash and/or other assets such Holder would have received had such Holder, immediately prior to such Change of Control, converted such share of Series A Preferred Stock into Common Stock pursuant to Section 6 (disregarding the 19.99% Threshold) (the “Change of Control Redemption Price”).
(b)    Initial Change of Control Notice. On or before the twentieth (20th) Business Day prior to the date on which the Company anticipates consummating a Change of Control (or, if later, promptly after the Company discovers that a Change of Control may occur), a written notice (a “Change of Control Notice”) shall be sent by or on behalf of the Company to the Holders as they appear in the records of the Company, which notice shall contain the date on which the Change of Control is anticipated to be effected (or, if applicable, the date on which a Schedule TO or other schedule, form or report disclosing a Change of Control was filed). The Change of Control Notice shall include (i) a description of the material terms and conditions of the Change of Control, (ii) the date on which the Change of Control is anticipated to be consummated, (iii) the Change of Control Redemption Price and the calculation thereof, (iv) a description of the payments and other actions required to be made or taken in order to effect the Satisfaction of the Indebtedness Obligations and (v) the instructions a Holder must follow to receive payment.
(c)    Delivery upon Change of Control. Upon the consummation of a Change of Control, after the Satisfaction of the Indebtedness Obligations and subject to Section 8(d) below, the Company (or its successor) shall deliver or cause to be delivered to the Holder by mail or wire transfer the Change of Control Redemption Price of such Holder’s shares of Series A Preferred Stock.
(d)    Cash Redemption Not Permitted. If the Company (A) shall not have sufficient funds legally available under the DGCL to redeem all outstanding shares of Series A Preferred Stock or (B) will be in violation of Specified Contract Terms if it redeems outstanding shares of Series A Preferred Stock, the Company shall (i) redeem, pro rata among the Holders, a number of shares of Series A Preferred Stock with an aggregate Change of Control Redemption Price equal to the lesser of (1) the amount legally available for the redemption of shares of Series A Preferred Stock under the DGCL and (2) the largest amount that can be used for such redemption not prohibited by Specified Contract Terms and (ii) redeem any shares of Series A Preferred Stock not purchased because of the foregoing limitations at the applicable Change of Control Redemption Price as soon as practicable after the Company is able to make such redemption out of assets legally available for the purchase of such share of Series A Preferred Stock and without violation of Specified Contract Terms. The inability of the Company (or its successor) to make a redemption payment for any reason shall not relieve the Company (or its successor) from its obligation to effect any required purchase when, as and if permitted by applicable law and Specified Contract Terms. If the Company fails to pay the Change of Control Redemption Price in full when due in accordance with this Section 8 in respect of some or all of the shares of Series A Preferred Stock to be redeemed pursuant to this Section 8, the Company will pay Dividends on such shares not repurchased at a Dividend Rate equal to 8.0% per annum, accruing daily from such date until the Change of Control Redemption Price, plus all Accrued Dividends thereon, are paid in full in respect of such shares of

Series A Preferred Stock. Notwithstanding the foregoing, if a Change of Control occurs at a time when the Company is restricted or prohibited (contractually or otherwise) from redeeming some or all of the Series A Preferred Stock, the Company will use its commercially reasonable efforts to obtain the requisite consents to remove or obtain an exception or waiver to such restrictions or prohibition. For purposes of clarity, notwithstanding anything to the contrary contained in this Section 8, the payment of the Change of Control Redemption Price may occur only after the Satisfaction of the Indebtedness Obligations occurs.
(e)    Change of Control Agreements. The Company shall not enter into any agreement for a transaction constituting a Change of Control unless (i) such agreement provides for or does not interfere with or prevent (as applicable) the payment in full of the Change of Control Redemption Price to this Section 8, and (ii) the acquiring or surviving Person in such Change of Control represents or covenants, in form and substance reasonably satisfactory to the Board acting in good faith, that at the closing of such Change of Control, such Person shall have sufficient funds (which may include, without limitation, cash and cash equivalents on the Company’s balance sheet, the proceeds of any debt or equity financing, available lines of credit or uncalled capital commitments) to consummate such Change of Control and effect the Satisfaction of the Indebtedness Obligations and the payment of the Change of Control Redemption Price in respect of the outstanding shares of Series A Preferred Stock.
(f)    Partial Redemption. In case any certificate for shares of Series A Preferred Stock shall be surrendered for partial redemption, the Company shall execute and deliver to or upon the written order of the Holder of the certificate so surrendered a new certificate for the shares of Series A Preferred Stock not redeemed.
(g)    Effect of Redemption. Effective immediately prior to the close of business on the Redemption Date for any shares of Series A Preferred Stock redeemed pursuant to this Section 8, Dividends shall no longer accrue or be declared on any such shares of Series A Preferred Stock, and such shares of Series A Preferred Stock shall cease to be outstanding.
(h)    Status of Redeemed Shares. Shares of Series A Preferred Stock redeemed in accordance with this Section 8, shall return to the status of and constitute authorized but unissued shares of Preferred Stock, without classification as to series until such shares are once more classified as a particular series by the Board pursuant to the provisions of the Charter.
SECTION 9.    Redemption at the Option of the Holder.
(a)    Mandatory Redemption; Redemption Price. At any time from and after the Mandatory Redemption Date, each Holder of shares of Series A Preferred Stock shall have the right (the “Redemption Right”) to require the Company to redeem any or all of the shares of Series A Preferred Stock of such Holder outstanding, to the extent not prohibited by law, at a redemption price per share of Series A Preferred Stock, equal to the sum of (i) the Liquidation Preference per share of Series A Preferred Stock to be redeemed plus (ii) the Accrued Dividends with respect to each such share of Series A Preferred Stock as of the applicable Redemption Date (such price, the “Redemption Price”). The Redemption Price shall be paid or delivered, as applicable, in accordance with the settlement procedures set forth in Section 11; provided that if the Additional Closing has not occurred, the Redemption Price shall be paid by Cash Settlement.
(b)    Exercise of Redemption Right. A Holder must do each of the following in order to exercise its Redemption Right pursuant to this Section 9 no later than 5:00 p.m., New York City time, on the date that is 30 days prior to the Redemption Date,
(i)    deliver a manually signed written notice of exercise (a “Notice of Redemption”) to the Company and the Transfer Agent. The Notice of Redemption shall state in writing therein the number of shares of Series A Preferred Stock to be redeemed and the name or names (with addresses) in which such Holder wishes the certificate or certificates for any shares of Common Stock to be delivered upon settlement of the Redemption Right to be registered.
(ii)    deliver to the Transfer Agent the certificate or certificates (if any) representing the shares of Series A Preferred Stock to be redeemed; and
(iii)    if required, furnish appropriate endorsements and transfer documents.
(c)    Partial Redemption. In case any certificate for shares of Series A Preferred Stock shall be surrendered for partial redemption, the Company shall execute and deliver to or upon the written order of the Holder of the certificate so surrendered a new certificate for the shares of Series A Preferred Stock not redeemed.
(d)    Effect of Redemption. Effective immediately prior to the close of business on the Redemption Date for any shares of Series A Preferred Stock redeemed pursuant to this Section 9, Dividends shall no longer accrue or be declared on any such shares of Series A Preferred Stock, and such shares of Series A Preferred Stock shall cease to be outstanding.
(e)    Status of Redeemed Shares. Shares of Series A Preferred Stock redeemed in accordance with this Section 9, shall return to the status of and constitute authorized but unissued shares of Preferred Stock, without classification as to series until such shares are once more classified as a particular series by the Board pursuant to the provisions of the Charter.
SECTION 10.    Redemption at the Option of the Company.
(a)    Optional Redemption; Redemption Price. (i) If at any time after the termination of the Investment Agreement prior to the Additional Closing or (ii) if at any time after the Optional Redemption Date, the VWAP per share of Common Stock is greater than 175% of the Conversion Price for at least twenty (20) Trading Days in any period of thirty (30) consecutive Trading Days, the Company may elect to redeem (an “Optional Redemption”) all, but not less than all, of the outstanding shares of Series A Preferred Stock for the Redemption Price per share of Series A Preferred Stock. The Redemption Price shall be paid or delivered, as applicable, in accordance with the settlement procedures set forth in Section 11; provided that the Company may exercise the Optional Redemption pursuant to clause (i) of this Section 10(a) only with the written consent of the Holders holding a majority of the outstanding Series A Preferred Stock; provided further that if the Company exercises the Optional Redemption pursuant to clause (i) of this Section 10(a), the Redemption Price shall be paid by Cash Settlement.
(b)    Exercise of Optional Redemption. If the Company elects to effect an Optional Redemption, the Company shall, within twenty (20) Business Days following the completion of any thirty (30) consecutive Trading Day period referred to in Section 10(a) above, provide notice of Optional Redemption to each Holder (such notice, a “Notice of Optional Redemption”). The Redemption Date selected by the Company shall be no less than ten (10) Business Days and no more than twenty (20) Business Days after the date on which the Company provides the Notice of Optional Redemption to the Holders. The Notice of Optional Redemption shall state the Redemption Date selected by the Company.
(c)    Effect of Redemption. Effective immediately prior to the close of business on the Redemption Date for any shares of Series A Preferred Stock redeemed pursuant to this Section 10, Dividends shall no longer accrue or be declared on any such shares of Series A Preferred Stock, and such shares of Series A Preferred Stock shall cease to be outstanding.
(d)    Status of Redeemed Shares. Shares of Series A Preferred Stock redeemed in accordance with this Section 10, shall return to the status of and constitute authorized but unissued shares of Preferred Stock, without classification as to series until such shares are once more classified as a particular series by the Board pursuant to the provisions of the Charter.
SECTION 11.    Redemption Settlement.
(a)    Settlement Procedures. Upon redemption pursuant to Section 9 or Section 10, the Company shall pay or deliver, as the case may be, to the redeemed Holder in respect of the shares of Series A Preferred Stock and Accrued Dividends thereon redeemed, a Cash Settlement, a Physical Settlement or a Combination Settlement, at its election, as set forth in this Section 11, subject to the proviso of the last sentence of Section 9(a) and the last proviso of the last sentence of Section 10(a).
(i)    If, in respect of any Redemption Date, the Company elects to deliver a notice (a “Settlement Notice”) of the relevant Settlement Method in respect of such Redemption Date, the Company, through the Conversion Agent, shall deliver such Settlement Notice to redeemed Holders, no later than the close of business on the second Trading Day immediately following the relevant Redemption Date, as applicable.  If the Company does not elect a Settlement Method for a particular Redemption Date prior to the deadline set forth in the immediately preceding sentence, the Company shall no longer have the right to elect Cash Settlement or Combination Settlement with respect to such Redemption Date and the Company shall be deemed to have elected Physical Settlement in respect of the conversion or redemption.  Such Settlement Notice shall specify the relevant Settlement Method and in the case of an election of Combination Settlement, the relevant Settlement Notice shall indicate the Specified Dollar Amount per share of Series A Preferred Stock.  If the Company delivers a Settlement Notice electing Combination Settlement in respect of a redemption but does not indicate a Specified Dollar Amount per share of Series A Preferred Stock, the Specified Dollar Amount per share of Series A Preferred Stock shall be deemed to be $1,000.

(ii)    The cash, shares of Common Stock or combination of cash and shares of Common Stock in respect of any redemption of shares of Series A Preferred Stock (the “Settlement Amount”) shall be computed as follows:
(A)    if the Company elects (or is deemed to have elected) to settle the redemption by Physical Settlement, the Company shall deliver to the redeemed Holder in respect of each share of Series A Preferred Stock being redeemed a number of shares of Common Stock equal to the quotient of the Redemption Price divided by the Daily VWAP during the related Observation Period;

(B)         if the Company elects to settle the redemption by Cash Settlement, the Company shall pay to the redeeming Holder in respect of each share of Series A Preferred Stock being redeemed cash in an amount equal to the Redemption Price; and

(C)        if the Company elects to settle the redemption by Combination Settlement, the Company shall pay or deliver, as the case may be, in respect of each share of Series A Preferred Stock being redeemed, a Settlement Amount (i) in cash equal to the Specified Dollar Amount and (ii) in shares of Common Stock equal to the quotient of (x) the difference between Redemption Price and the Specified Dollar Amount divided by (y) the Daily VWAP during the related Observation Period.

The Redemption Price and the amount of cash payable in lieu of delivering any fractional share of Common Stock shall be determined by the Company and the Company shall notify the Conversion Agent thereof.  The Conversion Agent shall have no responsibility for any such determination.
(b)    Payment of Settlement. The Company shall pay or deliver, as the case may be, the Settlement Amount on the third Business Day immediately following the relevant Conversion Date or Redemption Date, if the Company elects Cash Settlement, or on the third Business Day immediately following the last Trading Day of the relevant Observation Period, in the case of any other Settlement Method.  If any shares of Common Stock are due upon redemption, the Company shall issue or cause to be issued, the number of whole shares of Common Stock issuable upon redemption (and deliver payment of cash in lieu of fractional shares as set out in Section 12(h)) and, to the extent applicable, any cash, securities or other property issuable thereon. Such delivery of shares of Common Stock, securities or other property shall be made, at the option of the Company, in certificated form or by book-entry. Any such certificate or certificates shall be delivered by the Company to the appropriate Holder on a book-entry basis or by mailing certificates evidencing the shares to the Holders at their respective addresses as set forth in the Conversion Notice. If a Holder shall not by written notice designate the name in which shares of Common Stock (and payments of cash in lieu of fractional shares) and, to the extent applicable, cash, securities or other property to be delivered upon redemption of shares of Series A Preferred Stock should be registered or paid, or the manner in which such shares, cash, securities or other property should be delivered, the Company shall be entitled to register and deliver such shares, securities or other property, and make such payment, in the name of the Holder and in the manner shown on the records of the Company.

(c)    Physical Settlement for Common Stock in Excess of 19.99%. Notwithstanding Section 11(a), if a Physical Settlement or Combination Settlement would result in the 19.99% Threshold being exceeded, then, subject to the next sentence, the Company must elect either (i) a Cash Settlement or (ii) a Combination Settlement that consists of (x) a Specified Dollar Amount of cash and (y) a number of shares of Common Stock of the Company that does not result in the 19.99% Threshold being exceeded. However, if, as of the applicable Redemption Date, the Company (A) shall not have sufficient funds legally available under the DGCL to pay the amount of cash required pursuant to the previous sentence (such amount, the “Required Cash Settlement Amount”) or (B) the Company would be violation of Specified Contract Terms if it pays the Required Cash Settlement Amount (or any portion thereof) in cash, then the Company shall, (1) redeem for Common Stock, pro rata among the Holders, the maximum number of shares of Series A Preferred Stock that does not result in the 19.99% Threshold being exceeded, (2) redeem for an amount of cash, pro rata among the Holders, a number of shares of Series A Preferred Stock, equal to the lesser of (I) the amount legally available for the redemption of shares of Series A Preferred Stock under the DGCL and (II) the largest amount that can be used for such redemption not prohibited by Specified Contract Terms and (3) either (A) redeem for Common Stock, pro rata among the Holders, any shares of Series A Preferred Stock not redeemed as soon as practicable that would not result in the 19.99% Threshold being exceeded and, in such event, the Company shall redeem the maximum number of shares of Series A Preferred Stock that would not result in the 19.99% Threshold being exceeded or (B) redeem for cash any shares of Series A Preferred Stock not redeemed because of the foregoing limitations as soon as practicable after the Company is able to make such redemption out of assets legally available for the redemption of such share of Series A Preferred Stock and without violation of Specified Contract Terms. The inability of the Company (or its successor) to make a redemption payment in cash for any reason shall not relieve the Company (or its successor) from its obligation to effect any required redemption when, as and if permitted by applicable law and Specified Contract Terms. If the Company defers the redemption of shares of Series A Preferred Stock in accordance with this Section 11(c), Dividends on such shares not redeemed shall continue to accrue at the Dividend Rate, from the such date until such shares are redeemed (or converted into Common Stock).
(d)    Record Holder of Underlying Securities as of Redemption Date. The Person or Persons in whose name the shares of Common Stock (and, to the extent applicable, cash, securities or other property issuable upon conversion of Series A Preferred Stock) shall be issued upon redemption shall be treated as a stockholder of record as of the close of business on the relevant Redemption Date (if the Company elects to satisfy the Redemption Right by Physical Settlement) or the last Trading Day of the relevant Observation Period (if the Company elects to satisfy the Redemption Right by Combination Settlement), as the case may be.
SECTION 12.    Anti-Dilution Adjustments.
(a)    Adjustments. The Conversion Rate will be subject to adjustment, without duplication, upon the occurrence of the following events, except that the Company shall not make any adjustment to the Conversion Rate if Holders of the Series A Preferred Stock participate, at the same time and upon the same terms as holders of Common Stock and solely as a result of holding shares of Series A Preferred Stock, in any transaction described in this Section 12(a), without having to convert their Series A Preferred Stock, as if they held a number of shares of Common Stock equal to the Conversion Rate multiplied by the number of shares of Series A Preferred Stock held by such Holders:
(i)    The issuance of Common Stock as a dividend or distribution to all or substantially all holders of Common Stock, or a subdivision or combination of Common Stock or a reclassification of Common Stock into a greater or lesser number of shares of Common Stock, in which event the Conversion Rate shall be adjusted based on the following formula:
CR1 = CR0 x (OS1 / OS0)
CR0 = the Conversion Rate in effect immediately prior to the close of business on (i) the Record Date for such dividend or distribution, or (ii) the effective date of such subdivision, combination or reclassification
CR1 = the new Conversion Rate in effect immediately after the close of business on (i) the Record Date for such dividend or distribution, or (ii) the effective date of such subdivision, combination or reclassification
OS0 = the number of shares of Common Stock outstanding immediately prior to the close of business on (i) the Record Date for such dividend or distribution or (ii) the effective date of such subdivision, combination or reclassification
OS1 = the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, the completion of such event
Any adjustment made pursuant to this clause (i) shall be effective immediately after the close of business on the Record Date for such dividend or distribution, or the effective date of such subdivision, combination or reclassification. If any such event is announced or declared but does not occur, the Conversion Rate shall be readjusted, effective as of the date the Board announces that such event shall not occur, to the Conversion Rate that would then be in effect if such event had not been declared.
(ii)    The dividend, distribution or other issuance to all or substantially all holders of Common Stock of rights (other than rights, options or warrants distributed in connection with a stockholder rights plan (in which event the provisions of Section 12(a)(vii) shall apply), options or warrants entitling them to subscribe for or purchase shares of Common Stock for a period expiring forty-five (45) days or less from the date of issuance thereof, at a price per share that is less than the Current Market Price as of the Record Date for such issuance, in which event the Conversion Rate will be increased based on the following formula:

CR1 = CR0 x [(OS0+X) / (OS0+Y)]
CR0 = the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend, distribution or issuance
CR1 = the new Conversion Rate in effect immediately following the close of business on the Record Date for such dividend, distribution or issuance
OS0 = the number of shares of Common Stock outstanding immediately prior to the close of business on the Record Date for such dividend, distribution or issuance
X = the total number of shares of Common Stock issuable pursuant to such rights, options or warrants
Y = the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the Current Market Price as of the Record Date for such dividend, distribution or issuance.
For purposes of this clause (ii), in determining whether any rights, options or warrants entitle the holders to purchase the Common Stock at a price per share that is less than the Current Market Price as of the Record Date for such dividend, distribution or issuance, there shall be taken into account any consideration the Company receives for such rights, options or warrants, and any amount payable on exercise thereof, with the value of such consideration, if other than cash, to be the Fair Market Value thereof.
Any adjustment made pursuant to this clause (ii) shall become effective immediately following the close of business on the Record Date for such dividend, distribution or issuance. In the event that such rights, options or warrants are not so issued, the Conversion Rate shall be readjusted, effective as of the date the Board publicly announces its decision not to issue such rights, options or warrants, to the Conversion Rate that would then be in effect if such dividend, distribution or issuance had not been declared. To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights, options or warrants upon the exercise of such rights, options or warrants, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustments made upon the dividend, distribution or issuance of such rights, options or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered.
(iii)    The Company or one or more of its Subsidiaries purchases Common Stock pursuant to a tender offer or exchange offer (other than an exchange offer that constitutes a Distribution Transaction subject to Section 12(a)(v)) by the Company or a Subsidiary of the Company for all or any portion of the Common Stock, or otherwise acquires Common Stock (except in an open market purchase in compliance with Rule 10b-18 promulgated under the Exchange Act or through an “accelerated share repurchase” on customary terms) (a “Covered Repurchase”), if the cash and value of any other consideration included in the payment per share of Common Stock validly tendered, exchanged or otherwise acquired through a Covered Repurchase exceeds the arithmetic average of the VWAP per share of Common

Stock for each of the ten (10) consecutive full Trading Days commencing on, and including, the Trading Day next succeeding the last day on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended) or shares of Common Stock are otherwise acquired through a Covered Repurchase (the “Expiration Date”), in which event the Conversion Rate shall be adjusted based on the following formula:
CR1 = CR0 x [(FMV + (SP1 x OS1)) / (SP1 x OS0)]
CR0 = the Conversion Rate in effect immediately prior to the close of business on the Expiration Date
CR1 = the new Conversion Rate in effect immediately after the close of business on the Expiration Date
FMV = the Fair Market Value, on the Expiration Date, of all cash and any other consideration paid or payable for all shares validly tendered or exchanged and not withdrawn, or otherwise acquired through a Covered Repurchase, as of the Expiration Date
OS0 = the number of shares of Common Stock outstanding immediately prior to the last time tenders or exchanges may be made pursuant to such tender or exchange offer (including the shares to be purchased in such tender or exchange offer) or shares are otherwise acquired through a Covered Repurchase
OS1 = the number of shares of Common Stock outstanding immediately after the last time tenders or exchanges may be made pursuant to such tender or exchange offer (after giving effect to the purchase of shares in such tender or exchange offer) or shares are otherwise acquired through a Covered Repurchase
SP1 = the arithmetic average of the VWAP per share of Common Stock for each of the ten (10) consecutive full Trading Days commencing on, and including, the Trading Day next succeeding the Expiration Date
Such adjustment shall become effective immediately after the close of business on the Expiration Date. If an adjustment to the Conversion Rate is required under this Section 12(a)(iii), delivery of any additional shares of Common Stock that may be deliverable upon conversion as a result of an adjustment required under this Section 12(a)(iii) shall be delayed to the extent necessary in order to complete the calculations provided for in this Section 12(a)(iii).
In the event that the Company or any of its Subsidiaries is obligated to purchase Common Stock pursuant to any such tender offer, exchange offer or other commitment to acquire shares of Common Stock through a Covered Repurchase but is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Rate shall be readjusted to be the Conversion Rate that would have been then in effect if such tender offer, exchange offer or Covered Repurchase had not been made.

(iv)    The Company shall, by dividend or otherwise, distribute to all or substantially all holders of its Common Stock (other than for cash in lieu of fractional shares), shares of any class of its Capital Stock, evidences of its indebtedness, assets, other property or securities, but excluding (A) dividends or distributions referred to in Section 12(a)(i) or Section 12(a)(ii) hereof, (B) Distribution Transactions as to which Section 12(a)(v) shall apply, (C) dividends or distributions paid exclusively in cash as to which Section 12(a)(vi) shall apply and (D) rights, options or warrants distributed in connection with a stockholder rights plan as to which Section 12(a)(vii) shall apply (any of such shares of its Capital Stock, indebtedness, assets or property that are not so excluded are hereinafter called the “Distributed Property”), then, in each such case the Conversion Rate shall be adjusted based on the following formula:
CR1 = CR0 x [SP0 / (SP0 - FMV)]
CR0 = the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend or distribution
CR1 = the new Conversion Rate in effect immediately after the close of business on the Record Date for such dividend or distribution
SP0 = the Current Market Price as of the Record Date for such dividend or distribution
FMV = the Fair Market Value of the portion of Distributed Property distributed with respect to each outstanding share of Common Stock on the Record Date for such dividend or distribution; provided that, if FMV is equal or greater than SP0, then in lieu of the foregoing adjustment, the Company shall distribute to each holder of Series A Preferred Stock on the date the applicable Distributed Property is distributed to holders of Common Stock, but without requiring such holder to convert its shares of Series A Preferred Stock, in respect of each share of Series A Preferred Stock held by such holder, the amount of Distributed Property such holder would have received had such holder owned a number of shares of Common Stock equal to the Conversion Rate on the Record Date for such dividend or distribution
Any adjustment made pursuant to this clause (iv) shall be effective immediately after the close of business on the Record Date for such dividend or distribution. If any such dividend or distribution is declared but does not occur, the Conversion Rate shall be readjusted, effective as of the date the Board announces that such dividend or distribution shall not occur, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.
(v)    The Company effects a Distribution Transaction, in which case the Conversion Rate in effect immediately prior to the effective date of the Distribution Transaction shall be adjusted based on the following formula:

CR1 = CR0 x [(FMV + MP0) / MP0]
CR0 = the Conversion Rate in effect immediately prior to the close of business on the effective date of the Distribution Transaction
CR1 = the new Conversion Rate in effect immediately after the close of business on the effective date of the Distribution Transaction
FMV = the arithmetic average of the volume-weighted average prices for a share of the capital stock or other interest distributed per share of Common Stock to holders of Common Stock on the principal United States securities exchange or automated quotation system on which such capital stock or other interest trades, as reported by Bloomberg (or, if Bloomberg ceases to publish such price, any successor service chosen by the Company) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of such capital stock or other interest on such Trading Day determined, using a volume-weighted average method, by an Independent Financial Advisor retained for such purpose by the Company), for each of the ten consecutive full Trading Days commencing with, and including, the Trading Day next succeeding the effective date of the Distribution Transaction
MP0 = the arithmetic average of the VWAP per share of Common Stock for each of the ten (10) consecutive full Trading Days commencing on, and including, the Trading Day next succeeding the effective date of the Distribution Transaction
Such adjustment shall become effective immediately following the close of business on the effective date of the Distribution Transaction. If an adjustment to the Conversion Rate is required under this Section 12(a)(v), delivery of any additional shares of Common Stock that may be deliverable upon conversion as a result of an adjustment required under this Section 12(a)(v) shall be delayed to the extent necessary in order to complete the calculations provided for in this Section 12(a)(v).
(vi)    The Company makes a cash dividend or distribution to all or substantially all holders of the Common Stock, the Conversion Rate shall be adjusted based on the following formula:
CR1 = CR0 x [SP0 / (SP0 – C)]
CR0 = the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend or distribution
CR1 = the new Conversion Rate in effect immediately after the close of business on the Record Date for such dividend or distribution
SP0 = the Current Market Price as of the Record Date for such dividend or distribution

C = the amount in cash per share of Common Stock the Company distributes to all or substantially all holders of its Common Stock; provided that, if C is equal or greater than SP0, then in lieu of the foregoing adjustment, the Company shall pay to each holder of Series A Preferred Stock on the date the applicable cash dividend or distribution is made to holders of Common Stock, but without requiring such holder to convert its shares of Series A Preferred Stock, in respect of each share of Series A Preferred Stock held by such holder, the amount of cash such holder would have received had such holder owned a number of shares of Common Stock equal to the Conversion Rate on the Record Date for such dividend or distribution
Any adjustment made pursuant to this clause (vi) shall be effective immediately after the close of business on the Record Date for such dividend or distribution. If any dividend or distribution is declared but not paid, the Conversion Rate shall be readjusted, effective as of the date the Board announces that such dividend or distribution will not be paid, to the Conversion Rate that would then be in effect if such had dividend or distribution not been declared.
(vii)    If the Company has a stockholder rights plan in effect with respect to the Common Stock on any Conversion Date, upon conversion of any shares of the Series A Preferred Stock, Holders of such shares will receive, in addition to the applicable number of shares of Common Stock, the rights under such rights plan relating to such Common Stock, unless, prior to such Conversion Date, the rights have (i) become exercisable or (ii) separated from the shares of Common Stock (the first of such events to occur, a “Trigger Event”), in which case, the Conversion Rate will be adjusted, effective automatically at the time of such Trigger Event, as if the Company had made a distribution of such rights to all holders of the Company Common Stock as described in Section 12(a)(ii) (without giving effect to the forty-five (45) day limit on the exercisability of rights, options or warrants ordinarily subject to such Section 12(a)(ii)), subject to appropriate readjustment in the event of the expiration, termination or redemption of such rights prior to the exercise, deemed exercise or exchange thereof. Notwithstanding the foregoing, to the extent any such stockholder rights are exchanged by the Company for shares of Common Stock or other property or securities, the Conversion Rate shall be appropriately readjusted as if such stockholder rights had not been issued, but the Company had instead issued such shares of Common Stock or other property or securities as a dividend or distribution of shares of Common Stock pursuant to Section 12(a)(i) or Section 12(a)(iv), as applicable.
To the extent that such rights are not exercised prior to their expiration, termination or redemption, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustments made upon the occurrence of the Trigger Event been made on the basis of the issuance of, and the receipt of the exercise price with respect to, only the number of shares of Common Stock actually issued pursuant to such rights.
Notwithstanding anything to the contrary in this Section 12(a)(vii), no adjustment shall be required to be made to the Conversion Rate with respect to any Holder which is, or is an “affiliate” or “associate” of, an “acquiring person” under such stockholder rights plan or with respect to any direct or indirect transferee of such Holder who receives Series A Preferred Stock in such transfer after the time such Holder becomes, or its affiliate or associate becomes, such an “acquiring person”.
(b)    Calculation of Adjustments. All adjustments to the Conversion Rate shall be calculated by the Company to the nearest 1/10,000th of one share of Common Stock (or if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share). No adjustment to the Conversion Rate will be required unless such adjustment would require an increase or decrease of at least one percent of the Conversion Rate; provided, however, that any such adjustment that is not required to be made will be carried forward and taken into account in any subsequent adjustment; provided, further that any such adjustment of less than one percent that has not been made will be made upon any Conversion Date.
(c)    When No Adjustment Required. (i) Except as otherwise provided in this Section 12, the Conversion Rate will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing, or for the repurchase of Common Stock.
(i)    Except as otherwise provided in this Section 12, the Conversion Rate will not be adjusted as a result of the issuance of, the distribution of separate certificates representing, the exercise or redemption of, or the termination or invalidation of, rights pursuant to any stockholder rights plans.
(ii)    No adjustment to the Conversion Rate will be made:
(A)    upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in Common Stock under any plan in which purchases are made at market prices on the date or dates of purchase, without discount, and whether or not the Company bears the ordinary costs of administration and operation of the plan, including brokerage commissions;
(B)    upon the issuance of any shares of Common Stock or options or rights to purchase such shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its Subsidiaries or of any employee agreements or arrangements or programs;
(C)    except as otherwise provided in this Section 12 upon the issuance of any shares of Common Stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security; or
(D)    for a change in the par value of the Common Stock.
(d)    Successive Adjustments. After an adjustment to the Conversion Rate under this Section 12, any subsequent event requiring an adjustment under this Section 12 shall cause an adjustment to each such Conversion Rate as so adjusted.

(e)    Multiple Adjustments. For the avoidance of doubt, if an event occurs that would trigger an adjustment to the Conversion Rate pursuant to this Section 12 under more than one subsection hereof, such event, to the extent fully taken into account in a single adjustment, shall not result in multiple adjustments hereunder; provided, however, that if more than one subsection of this Section 12 is applicable to a single event, the subsection shall be applied that produces the largest adjustment.
(f)    Notice of Adjustments. Whenever the Conversion Rate is adjusted as provided under this Section 12, the Company shall as soon as reasonably practicable following the occurrence of an event that requires such adjustment (or if the Company is not aware of such occurrence, as soon as reasonably practicable after becoming so aware):
(i)    compute the adjusted applicable Conversion Rate in accordance with this Section 12 and prepare and transmit to the Conversion Agent an Officer’s Certificate setting forth the applicable Conversion Rate, the method of calculation thereof, and the facts requiring such adjustment and upon which such adjustment is based; and
(ii)    provide a written notice to the Holders of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to the applicable Conversion Rate was determined and setting forth the adjusted applicable Conversion Rate.
(g)    Conversion Agent. The Conversion Agent shall not at any time be under any duty or responsibility to any Holder to determine whether any facts exist that may require any adjustment of the Conversion Rate or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed in making the same. The Conversion Agent shall be fully authorized and protected in relying on any Officer’s Certificate delivered pursuant to Section 12(f) and any adjustment contained therein and the Conversion Agent shall not be deemed to have knowledge of any adjustment unless and until it has received such certificate. The Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock, or of any securities or property, that may at the time be issued or delivered with respect to any Series A Preferred Stock and the Conversion Agent makes no representation with respect thereto. The Conversion Agent shall not be responsible for any failure of the Company to issue, transfer or deliver any shares of Common Stock pursuant to the conversion of Series A Preferred Stock or to comply with any of the duties, responsibilities or covenants of the Company contained in this Section 12.
(h)    Fractional Shares. The Company shall not issue any fractional share of Common Stock upon conversion or redemption, as the case may be, of shares of Series A Preferred Stock and shall instead pay cash in lieu of delivering any fractional share of Common Stock issuable upon conversion or redemption, as the case may be, based on the Daily VWAP for the relevant Conversion Date (in the case of Physical Settlement) or based on the Daily VWAP for the last Trading Day of the relevant Observation Period (in the case of Combination Settlement). For each share of Series A Preferred Stock surrendered for conversion or redemption, if the Company has elected Combination Settlement, the full number of shares that shall be issued upon conversion thereof shall be computed on the basis of the aggregate Daily Settlement Amounts for the relevant

Observation Period and any fractional shares remaining after such computation shall be paid in cash.
SECTION 13.    Adjustment for Reorganization Events.
(a)    Reorganization Events. In the event of:
(i)    any reclassification, statutory exchange, merger, consolidation or other similar business combination of the Company with or into another Person, in each case, pursuant to which at least a majority of the Common Stock (but not the Series A Preferred Stock) is changed or converted into, or exchanged for, cash, securities or other property of the Company or another Person;
(ii)    any sale, transfer, lease or conveyance to another Person of all or a majority of the property and assets of the Company, in each case pursuant to which the Common Stock (but not the Series A Preferred Stock) is converted into cash, securities or other property; or
(iii)    any statutory exchange of securities of the Company with another Person (other than in connection with a merger or acquisition) or reclassification, recapitalization or reorganization of the Common Stock (but not the Series A Preferred Stock) into other securities; (each of which is referred to as a “Reorganization Event”), then each share of Series A Preferred Stock outstanding immediately prior to such Reorganization Event will, without the consent of the Holders and subject to Section 13(d), remain outstanding but shall become convertible into, out of funds legally available therefor, the number, kind and amount of securities, cash and other property (the “Exchange Property”) (without any interest on such Exchange Property and without any right to dividends or distribution on such Exchange Property which have a record date that is prior to the applicable Conversion Date) that the Holder of such share of Series A Preferred Stock would have received in such Reorganization Event had such Holder converted its shares of Series A Preferred Stock into the applicable number of shares of Common Stock immediately prior to the effective date of the Reorganization Event using the Conversion Rate applicable immediately prior to the effective date of the Reorganization Event and the Accrued Amount applicable at the time of such subsequent conversion; provided that the foregoing shall not apply if such Holder is a Person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be (any such Person, a “Constituent Person”), or an Affiliate of a Constituent Person, to the extent such Reorganization Event provides for different treatment of Common Stock held by such Persons. If the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each share of Common Stock held immediately prior to such Reorganization Event by a Person (other than a Constituent Person or an Affiliate thereof), then for the purpose of this Section 13(a), the kind and amount of securities, cash and other property receivable upon conversion following such Reorganization Event will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock.

(b)    Successive Reorganization Events. The above provisions of this Section 13 shall similarly apply to successive Reorganization Events and the provisions of Section 12 shall apply to any shares of Capital Stock received by the holders of the Common Stock in any such Reorganization Event.
(c)    Reorganization Event Notice. The Company (or any successor) shall, no less than thirty (30) days prior to the anticipated effective date of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 13.
(d)    Reorganization Event Agreements. The Company shall not enter into any agreement for a transaction constituting a Reorganization Event unless (i) such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series A Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to this Section 13, and (ii) to the extent that the Company is not the surviving corporation in such Reorganization Event or will be dissolved in connection with such Reorganization Event, proper provision shall be made in the agreements governing such Reorganization Event for the conversion of the Series A Preferred Stock into stock of the Person surviving such Reorganization Event or such other continuing entity in such Reorganization Event.
(e)    Change of Control. For sake of clarity, if a Reorganization Event constitutes a Change of Control, then Section 8 shall take precedence over this Section 13.
SECTION 14.    Voting Rights.
(a)    General. Except as provided in and subject to Section 14(b), Section 14(e) and Section 15, Holders of shares of Series A Preferred Stock shall be entitled to vote as a single class with the holders of the Common Stock and the holders of any other class or series of Capital Stock of the Company then entitled to vote with the Common Stock on all matters submitted to a vote of the holders of Common Stock (and, if applicable, holders of any other class or series of Capital Stock of the Company).  Each Holder shall be entitled to the number of votes equal to the largest number of whole shares of Common Stock into which all shares of Series A Preferred Stock held of record by such Holder could then be converted pursuant to Section 6 (and prior to the receipt of Shareholder Approval, subject to the limitations on conversion specified in the last proviso of the second to last sentence of Section 6(a)) at the record date for the determination of stockholders entitled to vote or consent on such matters or, if no such record date is established, at the date such vote or consent is taken or any written consent of stockholders is first executed.  The Holders shall be entitled to notice of any meeting of holders of Common Stock in accordance with the Bylaws of the Company.
(b)    Series A Approval Rights. From and after the Initial Closing, the vote or consent of the Holders of at least a majority of the shares of Series A Preferred Stock outstanding at such time, voting together as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating any of the following actions, whether or not such approval is required pursuant to the DGCL:
(i)    any amendment, alteration or repeal (whether by merger, consolidation or otherwise) of any provision of the Charter (including this Certificate of Designations) or Bylaws that would have an adverse effect on the rights, preferences, privileges or voting power of the Series A Preferred Stock or the Holder thereof;
(ii)    any amendment or alteration (whether by merger, consolidation or otherwise) of the Charter or any provision thereof, or any other action to authorize, create or classify, or increase the number of authorized or issued shares of, or any securities convertible into shares of, or reclassify any security into, or issue, any additional Series A Preferred Stock, any Parity Stock or any Senior Stock; or
(iii)    the incurrence of additional indebtedness for borrowed money if, as a result thereof, the Company’s Consolidated Funded Indebtedness would exceed (i) $500 million and (ii) commencing in any year in which the Company generates positive Consolidated EBITDA, three (3) times Consolidated EBITDA of the Company for the four quarter period for which financial statements are publicly available ending prior to the incurrence of such indebtedness for borrowed money.
Notwithstanding the foregoing, if the Fall-Away of Purchaser Board Rights has occurred, the Holders of Series A Preferred Stock shall no longer have the right to approve the matters set forth in clauses (ii) or (iii) above. For purposes of this Section 14(b), the filing in accordance with applicable law of a certificate of designations or any similar document setting forth or changing the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications or other terms of any class or series of stock of the Company shall be deemed an amendment to the Charter.
(c)    Class Voting.  Each Holder of Series A Preferred Stock will have one vote per share on any matter on which Holders of Series A Preferred Stock are entitled to vote separately as a class, whether at a meeting or by written consent.
(d)    Written Consents.  The Holders of Series A Preferred Stock may take action or consent to any action with respect to such rights without a meeting by delivering a consent in writing or by electronic transmission of the Holders of the Series A Preferred Stock entitled to cast not less than the minimum number of votes that would be necessary to authorize, take or consent to such action at a meeting of stockholder.
(e)    Voting Rights and Additional Closing. Notwithstanding the foregoing:
(i)    no Holder prior to the Additional Closing shall be entitled to any voting rights set forth in Section 14(a); and
(ii)    if the Investment Agreement is terminated prior to the Additional Closing having occurred, each Holder shall be entitled to the voting rights set forth in Section 14

(a) from and following such time as all then Holders shall have received Regulatory Approval or are otherwise permitted under the HSR Act to exercise or obtain such voting rights without obtaining Regulatory Approval.
SECTION 15.    Election of Directors. Provided that the Fall-Away of Purchaser Board Rights has not occurred, at each annual meeting of the Company’s stockholders after the Additional Closing the Holders (or any other meeting of the Company’s stockholder voting on the election of members of the Board) of a majority of the then outstanding shares of Series A Preferred Stock shall have the exclusive right, voting separately as a class, to elect three Purchaser Designees to the Board (or, after the earlier to occur of (i) the date that is the second anniversary of the Additional Closing Date and (ii) the first date on which the 75% Beneficial Owner Test is not met, two Purchaser Designees for election to the Board at such meeting).
SECTION 16.    Transfer Agent, Conversion Agent, Registrar and Paying Agent. The duly appointed Transfer Agent, Conversion Agent, Registrar and paying agent for the Series A Preferred Stock shall be Computershare, Inc. The Company may, in its sole discretion, appoint any other Person to serve as Transfer Agent, Conversion Agent, Registrar or paying agent for the Series A Preferred Stock and thereafter may remove or replace such other Person at any time. Upon any such appointment or removal, the Company shall send notice thereof by first class mail, postage prepaid, to the Holders.
SECTION 17.    Replacement Certificates. If physical certificates evidencing the Series A Preferred Stock are issued, the Company shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Transfer Agent and the Company.
SECTION 18.    Taxes.
(a)    Transfer Taxes. The Company shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Series A Preferred Stock or shares of Common Stock or other securities issued on account of Series A Preferred Stock pursuant hereto or certificates representing such shares or securities. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Preferred Stock, shares of Common Stock or other securities to a beneficial owner other than the beneficial owner of the of Series A Preferred Stock immediately prior to such conversion, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.
(b)    Withholding. All payments and distributions (or deemed distributions) on the shares of Series A Preferred Stock (and on the shares of Common Stock received upon their conversion) shall be subject to withholding and backup withholding of taxes to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by the Holders.

SECTION 19.    Notices. All notices referred to herein shall be in writing and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered or certified mail (unless first class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed: (i) if to the Company, to its office at Pandora Media, Inc., 2101 Webster Street, Suite 1650, Oakland, CA 94612 (Attention: General Counsel), (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Company (which may include the records of the Transfer Agent) or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.
SECTION 20.    Facts Ascertainable. When the terms of this Certificate of Designations refer to a specific agreement or other document to determine the meaning or operation of a provision hereof, the Secretary of the Company shall maintain a copy of such agreement or document at the principal executive offices of the Company and a copy thereof shall be provided free of charge to any Holder who makes a request therefor. The Secretary of the Company shall also maintain a written record of the Issuance Date, the number of shares of Series A Preferred Stock issued to a Holder and the date of each such issuance, and shall furnish such written record free of charge to any Holder who makes a request therefor.
SECTION 21.    Waiver. Notwithstanding any provision in this Certificate of Designations to the contrary, any provision contained herein and any right of the Holders of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the Holders thereof) upon the written consent of the Holders of a majority of the shares of Series A Preferred Stock then outstanding.
SECTION 22.    Severability. If any term of the Series A Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein set forth will be deemed dependent upon any other such term unless so expressed herein.
SECTION 23.    Transfer Restriction. Shares of Series A Preferred Stock may not be Transferred to any Person that is not a United States person within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended, or any successor provision thereof. Any attempted Transfer in violation of this Section 23 shall be null and void ab initio.
[Signature Page Follows]

RESOLVED, FURTHER, that the Chairman, the president or any vice-president, and the secretary or any assistant secretary, of the Company be and they hereby are authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.
IN WITNESS WHEREOF, the undersigned have executed this Certificate this 9th day of June, 2017.

PANDORA MEDIA, INC.
By:	/s/ Stephen Bené
Name: Title:	Stephen Bené General Counsel and Corporate Secretary